Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000




                                           February 28, 1996



        Smith Barney
        Unit Trust Department
        388 Greenwich Street, 23rd Fl.
        New York, N.Y. 10013

        Dear Sirs:


                  We have acted as special counsel for you of Tax
        Exempt Securities Trust Series - 386. The accompanying Rule 24f-2 Notice (the "Notice") for the Fund makes definite in number the registration of Units sold in reliance upon the Rule during the fiscal period covered by the Notice. The Units covered by the Notice are hereinafter referred to as the "Registered Units".

             We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this instrument.

             Based upon the foregoing, we are of the opinion that the Registered Units, assuming due execution and delivery of any certificates evidencing the Registered have been legally issued and are fully-paid and non-assessable.

                                           Very truly yours,


                                           /s/ Davis Polk & Wardwell